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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (form S-8 No. 33-88023), pertaining to the 1999 Stock Option/Stock Issuance Plan, of our report dated April 5, 2000, with respect to the consolidated financial statements, as amended, of Advanced Lumitech, Inc. included in this Form 10-K/A for the year ended December 31, 1999.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 16, 2000